EXHIBIT A-1

Federal ID No.: 11-3431358

CERTIFICATE OF ORGANIZATION

OF

EASTERN ENTERPRISES, LLC

          Pursuant to the Massachusetts Limited Liability Company Act (the "Act"), the undersigned hereby forms a limited liability company with the following terms:

          1.   Name. The name of the limited liability company is Eastern Enterprises, LLC (the "LLC").

         2.   Office of the LLC. The address of the office of the LLC is One Beacon Street, Boston, Massachusetts 02108.

          3.   Business of LLC. The general character of the LLC's business is to act as a holding company for its subsidiaries, which provide various energy-related and non-energy-related products and services. The business of the LLC shall include participation in such activities as are related or incidental to the above and any other lawful business trade or purpose or activity permitted under the Act.

          4.   Name and Address of Resident Agent. The resident agent of the LLC in the Commonwealth of Massachusetts for service of process is Corporation Service Company, 84 State Street, Boston, Massachusetts 02109.

          5.   Name and Address of the Managers. The Managers of the LLC and their business addresses are as follows:

Steven L. Zelkowitz	One Metro Tech Center Brooklyn, New York 11201
Richard A. Rapp, Jr.	One Metro Tech Center Brooklyn, New York 11201
Chester R. Messer	One Beacon Street Boston, Massachusetts 02108

          IN WITNESS WHEREOF, the undersigned hereby affirms under the penalties of perjury that the facts stated herein are true as of the ____ day of ______, 2002.

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